As filed with the Securities and Exchange Commission on November 27, 2007

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 033-61315

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-46076

__________________________

UNDER

THE SECURITIES ACT OF 1933

__________________________

NATIONAL HOME HEALTH CARE CORP.

(Exact name of registrant as specified in its charter)

Delaware	22-2981141
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

700 White Plains Road, Suite 275

Scarsdale, New York 10583

(Address of Principal Executive Offices)(Zip Code)

__________________________

1992 STOCK OPTION PLAN OF NATIONAL HOME HEALTH CARE CORP.

1993 401(K) PLAN OF NATIONAL HOME HEALTH CARE CORP.

1999 STOCK OPTION PLAN OF NATIONAL HOME HEALTH CARE CORP.

(Full title of the plans)

__________________________

Mr. Robert P. Heller

Vice President of Finance and Chief Financial Officer

National Home Health Care Corp.

700 White Plains Road

Scarsdale, New York 10583

(914) 722-9000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Michael J. Shef, Esq.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

__________________________

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements (the “Registration Statements”) of National Home Health Care Corp. (the “Company”) filed with the U.S. Securities and Exchange Commission with respect to its common stock, par value $.001 per share (the “Common Stock”):

1.

Registration Statement on Form S-8 (File No. 033-61315), registering 500,000 shares of Common Stock under the Company’s 1992 Stock Option Plan and 220,000 shares of Common Stock under its 1993 401(k) Plan.

2.	Registration Statement on Form S-8 (File No. 333-46076), registering 500,000 shares of Common Stock under the Company’s 1999 Stock Option Plan.

Pursuant to the Amended and Restated Merger Agreement dated as of May 9, 2007, as amended on June 4, 2007 and August 30, 2007 (the “Merger Agreement”), by and among the Company, AG Home Health Acquisition Corp., a Delaware corporation (“Acquisition Corp”), and AG Home Health LLC, a Delaware limited liability company (the “Parent”), (1) Acquisition Corp merged with and into the Company on November 21, 2007 (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Parent; and (2) immediately prior to the effective time of the Merger, each share of Common Stock issued and outstanding was automatically cancelled and converted into the right to receive $12.75 per share in cash, without interest and less any applicable withholding taxes, and each exercisable option to purchase Common Stock was automatically cancelled and converted into the right to receive the excess of $12.75 per share in cash over the applicable exercise price for such option, without interest and less any applicable withholding taxes. As a result of the Merger, the Company has terminated all offerings of its Common Stock under its existing registration statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any unsold securities registered thereunder at the termination of such offering, the Company hereby files this Post-Effective Amendment to remove from registration all unsold shares of Common Stock formerly issuable pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 21st day of November, 2007.

NATIONAL HOME HEALTH CARE CORP.

By:	/s/ Steven Fialkow
Name: Steven Fialkow
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven Fialkow Steven Fialkow	President, Chief Executive Officer, Secretary and Director (principal executive officer)	November 21, 2007
/s/ Robert P. Heller Robert P. Heller	Vice President of Finance and Chief Financial Officer (principal financial officer and principal accounting officer)	November 21, 2007
* Frederick H. Fialkow	Chairman of the Board of Directors	November 21, 2007
* Bernard Levine, M.D.	Director	November 21, 2007
* Ira Greifer, M.D.	Director	November 21, 2007
* Robert C. Pordy, M.D.	Director	November 21, 2007
* Harold Shulman, J.D., CPA	Director	November 21, 2007

*By: /s/ Robert P. Heller
Robert P. Heller
Attorney-in-Fact